Perma-Fix Reports Fourth Quarter and 2009 Results;
Fourth Quarter Operating Income Increased
198% to $3.9 Million on 21% Increase in Revenue

Nuclear Segment Gross Profit Increased 90.9% in the Fourth Quarter of 2009 to $8.1 Million

Fourth Quarter 2009 Net Income of $5.7 Million, or $0.10 Per Diluted Share, Including $2.4 Million
Gain from Valuation Allowance Release Related to Deferred Tax Asset

ATLANTA – March 10, 2010 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the fourth quarter and twelve months ending December 31, 2009.

Fourth quarter 2009 highlights include:

•	Revenue for the fourth quarter of 2009 increased 20.8% to $28.4 million
•	Nuclear Segment revenue increased 29.2% to $25.6 million
•	Nuclear Segment gross margins for the fourth quarter of 2009 increased to 31.6% from 21.4% in the fourth quarter of 2008
•	EBITDA increased 115.8% to $5.1 million
•	Operating income increased 197.9% to $3.9 million
•	Net income of $5.7 million, or $0.10 per diluted share, includes $2.4 million gain from release of valuation allowance related to deferred tax asset
•	Working capital increased by $2.7 million in the quarter and $5.4 million for the year.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Revenue for the fourth quarter of 2009 grew approximately 20.8% compared to the same period last year, as we continued to receive shipments of more complex nuclear waste streams.  At the same time, gross margins in our Nuclear Segment increased to 31.6% from 21.4% for the same period last year, and profit margins within the Nuclear Segment increased to 20.9% from 7.0% for the fourth quarter of 2008.  We attribute the sharp increase in margins to the higher margin waste streams and fixed cost nature of our nuclear services business.  As a result, we generated EBITDA of $5.1 million in the fourth quarter of 2009, a 116% increase from $2.4 million in the fourth quarter of last year. We also achieved net income of $5.7 million, or $0.10 per diluted share, which included a gain of $2.4 million due to the release of a portion of our valuation allowance related to our deferred tax asset.  This compares to net income of $725,000, or $0.01 per diluted share for the same period last year.  Although the third quarter is typically our seasonally strongest period, revenues in the fourth quarter of 2009 increased 7% sequentially, while EBITDA rose nearly 16% compared to the third quarter of 2009.  We believe these trends bode extremely well and expect to benefit from improved operating leverage in 2010, although we do anticipate some seasonality throughout the year.”

Dr. Centofanti concluded, “Looking ahead, we continue to position Perma-Fix at the forefront of the nuclear waste treatment and nuclear services industry.  In addition to the opportunities in our base nuclear waste treatment business, we have identified sizeable opportunities treating higher activity wastes, as evidenced by recent shipments in the third and fourth quarters of these types of waste streams. We have also operated onsite at Hanford for over a year and we have built a solid reputation for our work at the site—reinforcing our capabilities to perform similar work at other DOE facilities.  Overall, we are extremely encouraged by the outlook for the business as we continue to focus on growing revenue, increasing margins and paying down debt.  Moreover, we have strong cash flow with a clean capital structure and no intention to raise additional capital for the foreseeable future.  As a result, we believe we are positioned to continue the growth of our business.”

Financial Results

Revenue for the fourth quarter of 2009 increased 20.8% to $28.4 million compared with $23.5 million for the same period last year. The increase in revenue was primarily due to higher nuclear waste receipts and increased waste processing during the quarter. Quarterly revenue for the Nuclear Segment increased to $25.6 million from $19.8 million for the same period last year, an increase of 29.2%. Revenue for the Industrial Segment decreased to $2.1 million versus $3.0 million for the same period last year due primarily to lower used oil prices and deferred waste treatment projects due to the economy. Revenue from the Engineering Segment increased to $711,000 from $658,000 for the same period last year. Operating income for the fourth quarter was $3.9 million versus $1.3 million for the same period last year. Net income applicable to Common Stockholders for the fourth quarter of 2009 was $5.7 million, or $0.10 per share, versus $725,000 or $0.01 per share, for the same period last year.  Net income for the fourth quarter of 2009 included a gain of $2.4 million from release of a portion of the Company’s valuation allowance related to its deferred tax asset.

The Company had EBITDA of $5.1 million from continuing operations during the quarter ended December 31, 2009, as compared to EBITDA of approximately $2.4 million for the same period of 2008, an increase of 116%. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. Due to the unique transactions that have resulted from bringing certain facilities within our Industrial Segment back into Continuing Operations in 2008, such as asset Impairment expense (recovery) and the “catch-up” of depreciation, the Company recognizes that the EBITDA is an “adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and twelve months ended December 31, 2009, and December 31, 2008, respectively.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2009	2008	2009	2008
Net Income	$5,696	$830	$9,572	$985

Adjustments:
Depreciation & Amortization	1,177	1,049	4,746	4,866
Asset Impairment Recovery	–	–	–	(507)
Interest Income	(23)	(56)	(145)	(226)
Interest Expense	311	508	1,657	1,540
Interest Expense - Financing Fees	102	14	283	137
Deferred income tax	(2,426)	–	(2,426)	–
Income tax expense	240	8	504	10

EBITDA	$5,077	$2,353	$14,191	$6,805

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended December 31, 2009			Quarter Ended December 31, 2008
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$25,647	$711	$2,084	$19,849	$658	$3,036
Gross profit	8,097	215	274	4,242	142	1,296
Segment profit (loss)	5,366	104	(230)	1,391	(15)	1,195

	Twelve Months Ended December 31, 2009			Twelve Months Ended December 31, 2008
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$89,011	$3,382	$8,283	$61,359	$3,194	$10,951
Gross profit	24,129	1,013	1,997	15,258	1,072	3,512
Segment profit	14,064	423	(51)	4,973	418	1,803

Conference Call

Perma-Fix will host a conference call at 11:00 A.M. ET on March 10, 2010. The call will be available on the Company’s Web site at www.perma-fix.com, or by calling (877) 407-8033 for U.S. callers, or (201) 689-8033 for international callers.  A webcast will also be archived on the Company’s Web site and a telephone replay of the call will be available approximately one hour following the call, through midnight March 17, 2010, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 346355.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. All statements, other than statements of historical facts, are forward-looking statements. Statements that include words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “estimate” and similar statements of a future or forward-looking nature are forward-looking statement.  Forward-looking statements include, but are not limited to: we believe that current trends bode extremely well for 2010 and expect to benefit from improved operating leverage in 2010, although we do anticipate some seasonality throughout the year; sizeable opportunities treating higher activity wastes; capacities to perform similar work at other DOE facilities; encouraged by the outlook for business as we attempt to continue revenue growth, increase margins and pay down debt; we have no intention to raise additional capital for the foreseeable future; and we believe we are positioned to continue the growth of our business. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2008 Form 10-K and Forms 10-Q for periods ended March 31, 2009, June 30, 2009, and September 2009.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-9898	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Amounts in Thousands, Except for Per Share Amounts)	2009	2008	2009	2008

Net revenues	$28,442	$23,543	$100,676	$75,504
Cost of goods sold	19,856	17,863	73,537	55,662
Gross profit	8,586	5,680	27,139	19,842

Selling, general and administrative expenses	4,702	4,811	17,728	18,192
Asset impairment recovery	—	—	—	(507)
Gain on disposal of property and equipment	(1)	(435)	(15)	(295)
Income from operations	3,885	1,304	9,426	2,452

Other income (expense):
Interest income	23	56	145	226
Interest expense	(311)	(508)	(1,657)	(1,540)
Interest expense-financing fees	(102)	(14)	(283)	(137)
Other	14	—	19	(6)
Income from continuing operations before taxes	3,509	838	7,650	995
Income tax (benefit) expense	(2,186)	8	(1,922)	10
Income from continuing operations	5,695	830	9,572	985

Income (loss) from discontinued operations, net of taxes	6	(119)	50	(1,397)
Gain on disposal of discontinued operations, net of taxes	—	14	—	2,323
Net income applicable to Common Stockholders	$5,701	$725	$9,622	$1,911

Net income (loss) per common share – basic
Continuing operations	$.10	$.01	$.18	$.02
Discontinued operations	—	—	—	(.02)
Disposal of discontinued operations	—	—	—	.04
Net income per common share	$.10	$.01	$.18	$.04

Net income (loss) per common share – diluted
Continuing operations	$.10	$.01	$.18	$.02
Discontinued operations	—	—	—	(.02)
Disposal of discontinued operations	—	—	—	.04
Net income per common share	$.10	$.01	$.18	$.04

Number of common shares used in computing net income (loss) per share:
Basic	54,559	53,934	54,238	53,803
Diluted	54,990	53,934	54,526	54,003

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

(Amounts in Thousands, Except for Share Amounts)	2009	2008

ASSETS
Current assets:
Cash & equivalents	$196	$184
Account receivable, net of allowance for doubtful accounts of $296 and $333	13,141	13,416
Unbilled receivables	9,858	13,104
Other current assets	3,448	2,909
Deferred tax assets - current	1,856	—
Assets of discontinued operations included in current assets	174	110
Total current assets	28,673	29,723

Net property and equipment	45,727	46,628
Property and equipment of discontinued operations, net of accumulated depreciation of $13 for each year	651	651
Deferred tax asset, net of liabilites	272	—
Intangibles and other assets	50,752	46,710
Total assets	$126,075	$123,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	26,190	32,324
Current liabilities related to discontinued operations	993	1,285
Total current liabilities	27,183	33,609

Long-term liabilities	22,655	24,936
Long-term liabilities related to discontinued operations	1,433	2,246
Total liabilities	51,271	60,791
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 54,628,904 and 53,934,560 shares issued and outstanding, respectively	55	54
Additional paid-in capital	99,641	97,381
Accumulated deficit	(26,177)	(35,799)
Total stockholders' equity	73,519	61,636
Total liabilities and stockholders' equity	$126,075	$123,712